CONFIDENTIAL Exhibit 10.1 CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (For Study PRS‐343‐PCS_09_20 and Lilly I4T-NS-I025)

Table of Contents
(continued)

		Page
Article 1.	**Definitions**	**1**
Article 2.	**General Principles**	**6**
Section 2.1.	**Contribution of Parties**	6
Section 2.2.	**Standard of Performance**	6
Section 2.3.	**Non-Exclusive Relationship**	6
Section 2.4.	**Manufacturing Representations and Warranties**	6
Section 2.5.	**Subcontractors**	7
Section 2.6.	**No Additional Obligations to Supply**	7
Section 2.7.	**Other Studies**	7
Article 3.	**Conduct of the Study**	**7**
Section 3.1.	**Sponsor of Study**	7
Section 3.2.	**Performance**	8
Section 3.3.	**Compliance and Regulatory Discussions; Right of Reference**	8
Section 3.4.	**Reports and Documentation**	9
Section 3.5.	**Access to Clinical Data**	9
Section 3.6.	**Sample Use and Ownership**	10
Section 3.7.	**Ownership of Clinical Data**	10
Section 3.8.	**Roles of Project Managers**	10
Section 3.9.	**Supply Chain Representative**	11
Section 3.10.	**Study Report**	11
Section 3.11.	**Future Business Opportunities**	11
Section 3.12.	**Partnership, Licensing, Assignment, and Transfer; Party Owned Materials**	11
Article 4.	**Protocol and Related Documents**	**11**
Section 4.1.	**Protocol**	11
Section 4.2.	**Patient Informed Consent**	12
Section 4.3.	**Sunshine Reporting**	12
Article 5.	**Adverse Event Reporting**	**12**
Section 5.1.	**Pharmacovigilance**	12
Section 5.2.	**Prevailing Terms**	13
Article 6.	**Term and Termination**	**13**
Section 6.1.	**Term**	13
Section 6.2.	**Lilly Termination for Unsafe Use**	13
Section 6.3.	**Termination for Material Breach**	13
Section 6.4.	**Termination for Patient Safety**	13
Section 6.5.	**Termination for Regulatory Action**	14

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Table of Contents
(continued)

		Page
Section 6.6.	**Return of Lilly Compound**	14
Section 6.7.	**Immediate Termination for Breach**	14
Section 6.8.	**Survival**	14
Section 6.9.	**No Prejudice to Claims**	14
Section 6.10.	**Return of Confidential Information**	15
Section 6.11.	**Reimbursements**	15
Article 7.	**Costs of the Study**	**15**
Article 8.	**Supply and Use of the Compounds**	**15**
Section 8.1.	**Supply of the Compounds**	15
Section 8.2.	**Provision of Compounds**	15
Section 8.3.	**Labeling and Packaging; Use, Handling and Storage**	16
Section 8.4.	**Changes to Manufacturing**	16
Section 8.5.	**Product Testing; Noncompliance**	16
Section 8.6.	**Resolution of Discrepancies**	18
Section 8.7.	**Investigations**	18
Section 8.8.	**Shortage; Allocation**	18
Section 8.9.	**Manufacturing Records**	18
Section 8.10.	**Quality**	19
Section 8.11.	**Audits and Inspections**	19
Section 8.12.	**VAT**	19
Article 9.	**Confidentiality**	**19**
Section 9.1.	**Treatment of Confidential Information**	19
Section 9.2.	**Jointly Owned Confidential Information**	19
Section 9.3.	**Disclosure of Confidential Information**	20
Section 9.4.	**Confidential Information with PHI**	20
Article 10.	**Intellectual Property**	**20**
Section 10.1.	**Joint Ownership and Prosecution**	20
Section 10.2.	**Inventions Owned by Sponsor**	21
Section 10.3.	**Inventions Owned by Lilly**	22
Section 10.4.	**Mutual Freedom to Operate for Combination Inventions**	22
Article 11.	**Reprints and Rights of Cross-Reference**	**22**
Article 12.	**Press Releases and Publications**	**22**
Section 12.1.	**Public Announcements**	22
Section 12.2.	**Registration of Clinical Trial**	23
Section 12.3.	**Publication**	23
Section 12.4.	**Review of Materials**	23

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Table of Contents
(continued)

		Page
Section 12.5.	**Acknowledgments**	24
Article 13.	**General Representations and Warranties; Disclaimers**	**24**
Section 13.1.	**General Representations**	24
Section 13.2.	**No Guaranteed Results**	24
Section 13.3.	**Anti-Corruption**	24
Section 13.4.	**Compliance**	26
Section 13.5.	**NO OTHER REPRESENTATIONS AND WARRANTIES**	27
Article 14.	**Insurance; Indemnification; Limitation of Liability**	**27**
Section 14.1.	**Insurance**	27
Section 14.2.	**Indemnification**	27
Section 14.3.	**Study Subjects**	28
Section 14.4.	**LIMITATION OF LIABILITY**	28
Article 15.	**Miscellaneous**	**29**
Section 15.1.	**Use of Name**	29
Section 15.2.	**Force Majeure**	29
Section 15.3.	**Entire Agreement; Modification**	29
Section 15.4.	**Assignment and Sub-Contracting**	30
Section 15.5.	**Invalid Provision**	30
Section 15.6.	**No Additional Obligations**	30
Section 15.7.	**Dispute Resolution and Jurisdiction**	30
Section 15.8.	**Notices**	30
Section 15.9.	**Relationship of the Parties**	31
Section 15.10.	**Counterparts and Due Execution**	31
Section 15.11.	**Condition Precedent**	31
Section 15.12.	**Construction**	31

iii

Confidential CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (For Study PRS‐343‐PCS_09_20 and Lilly I4T-NS-I025) This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this "Agreement"), made as of August 10, 2020 (the "Effective Date"), is by and between Pieris Pharmaceuticals, Inc., having a place of business at 255 State Street, 9th floor, Boston, Massachusetts 02109 ("Sponsor"), and Eli Lilly and Company, having a place of business at Lilly Corporate Center, Indianapolis, Indiana 46285 ("Lilly"). Lilly and Sponsor are each referred to herein individually as "Party" and collectively as "Parties". RECITALS A. Lilly is developing the Lilly Compound (as defined below) for the treatment of certain tumor types. B. Sponsor is developing the Sponsor Compound (as defined below) for the treatment of certain tumor types. C. Sponsor desires to sponsor a clinical trial in which the Sponsor Compound and the Lilly Compound would be dosed concomitantly or sequentially. D. Lilly and Sponsor, consistent with the terms of this Agreement, desire to collaborate as more fully described herein, including through Lilly providing the Lilly Compound to Sponsor for the Study (as defined below). NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows: ARTICLE 1. DEFINITIONS. For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified. "Adverse Event (AE)" means any untoward medical occurrence in a patient or clinical investigation subject administered with a pharmaceutical product and which does not necessarily have to have a causal relationship with this treatment. "Affiliate" means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party. The word "control" means (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 1 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential "Agreement" means this agreement, as amended by the Parties from time to time, and as set forth in the preamble. "Applicable Law" means those federal, state, local, national and regional laws applicable to the activities hereunder, including performance of clinical trials, medical treatment, the processing and protection of personal and medical data (such as those specified in the regulations issued under GDPR, CCPA or HIPAA), and the Manufacture, processing, distribution of the Compounds, as may be amended and in effect from time to time, including the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. 301) and applicable federal, state and local laws and regulations, applicable cGMP and GCP and all other applicable laws and regulations, of any other applicable jurisdiction (each a "Regulatory Authority" and collectively, "Regulatory Authorities"), including export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws pertaining to interactions with government agents, officials and representatives; laws and regulations governing payments to healthcare providers; and any United States or other country's or jurisdiction's successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing. "Business Day" means any day other than a Saturday, Sunday or any public holiday in the country where the applicable obligations are to be performed. "CCPA" means the California Consumer Privacy Act of 2018, as amended from time to time. "cGMP" means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds. "Clinical Data" means all data (including raw data) and results generated under the Study; excluding, however, Sample Testing Results (defined below), including, without limitation, all reports submitted by Study site(s) to Sponsor pursuant to the Study, provided however that the term “Clinical Data” shall not include medical records of Study subjects. "CMC" means Chemistry Manufacturing and Controls. "Compounds" means the Lilly Compound and the Sponsor Compound. A "Compound" means either the Lilly Compound or the Sponsor Compound, as applicable. "Combination" means the use or method of using the Lilly Compound and the Sponsor Compound in concomitant or sequential administration. "Confidential Information" means any information, Know-How or other proprietary information or materials furnished to one Party by the other Party pursuant to this Agreement, except to the extent that such information or materials: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party, as demonstrated by competent evidence; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 2 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) was disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (e) was subsequently developed by the receiving Party without use of the Confidential Information, as demonstrated by competent evidence. "CTA" means an application to a Regulatory Authority for purposes of requesting the ability to start or continue the Study, including an IND. "Delivery" shall have the meaning set forth in Section 8.2.1. "Dispute" has the meaning set forth in Section 15.7.1. "Effective Date" has the meaning set forth in the preamble. "EMA" means the European Medicines Agency, or a successor Regulatory Authority thereto having similar responsibilities with respect to pharmaceutical products. "FDA" means the United States Food and Drug Administration or any successor entity thereto. "GCP" means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds in the Study. "GDPR" means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and any implementing directive or related legislation, rule, regulation, and regulatory guidance, as amended, extended, repealed and replaced, or re-enacted from time-to-time. "Good Distribution Practices" or "GDP" has the meaning set forth in the Quality Agreement. "Government Official" means: (i) any officer or employee of: (a) a government, or any department or agency thereof; (b) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (c) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (ii) any political party or party official or candidate for public or political party office; and (iii) any person acting in an official capacity on behalf of any of the foregoing. "HIPAA" means United States Health Insurance Portability and Accountability Act of 1996, as amended from time to time. "IND" means the Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 3 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential application in the jurisdictions outside the United States, including an "Investigational Medicinal Product Dossier" filed or to be filed with the Regulatory Authorities in the European Union. "Internal Compliance Codes" has the meaning set forth in Section 13.4.2. "Inventions" means all inventions and discoveries which are made or conceived in the performance of the Study and/or which are made or conceived by a Party through use of the Clinical Data. "Jointly Owned Invention" has the meaning set forth in Section 10.1.1. "Joint Patent" means a patent that issues from a Joint Patent Application. "Joint Patent Application" has the meaning set forth in Section 10.1.2. "Know-How" means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain. "Liability" has the meaning set forth in Section 14.2.1. "Lilly" has the meaning set forth in the preamble. "Lilly Class Compound" means any one or more VEGFR2 antagonist molecule, including an antibody such as an anti-VEGFR2 antibody or a small molecule inhibitor that is a specific and selective antagonist of VEGFR2. "Lilly Compound" means ramucirumab, excluding, however, any biosimilar of ramucirumab other than a biosimilar owned or controlled by Lilly or its Affiliates. "Manufacture," "Manufactured," or "Manufacturing" means all stages of the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labeling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable. "Manufacturing Site" means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 8.4 (Changes to Manufacturing). "Non-Conformance" means, with respect to a given unit of Compound, (i) an event that deviates from an approved cGMP requirement with respect to the applicable Compound, such as a procedure, Specification, or operating parameter, or that requires an investigation to assess impact to the quality of the applicable Compound or (ii) that such Compound failed to meet the applicable representations and warranties set forth in Section 2.4. Classification of a Non- Conformance is detailed in the Quality Agreement. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 4 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential "Party" has the meaning set forth in the preamble. "Party Specific Regulations" has the meaning set forth in Section 13.4.2. "Pharmacovigilance Agreement" has the meaning set forth in Section 5.1. "Project Manager(s)" has the meaning set forth in Section 3.8. "Protocol" means the written documentation that describes the Study and sets forth specific activities to be performed as part of the Study conduct, a summary of which is attached hereto as Appendix A. "Quality Agreement" means that certain Quality Agreement entered into between Sponsor and Lilly which governs the essential quality obligations of each party in the manufacture, testing and release of the Compounds, as the same may be amended from time to time. "Regulatory Approvals" means any and all permissions (other than approvals that are required to Manufacture a Party's Compound in accordance with Applicable Law) required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of a Compound in the United States, Europe or other applicable jurisdictions for use in humans. "Regulatory Authorities" has the meaning set forth in the definition of Applicable Law. "Related Agreements" means the Pharmacovigilance Agreement and the Quality Agreement. "Samples" means urine, blood or tissue samples from patients participating in the Study. "Sample Testing" means the analyses to be performed by either Party using the applicable Samples, as described in the Sample Testing Schedule. "Sample Testing Results" means those results arising from the Sample Testing which are to be shared between Lilly and Sponsor, as set forth in the Sample Testing Schedule. "Sample Testing Schedule" means the schedule attached hereto as Appendix B. "Specifications" means, with respect to a given Compound, the set of requirements for such Compound as set forth in the Quality Agreement. "Sponsor" has the meaning set forth in the preamble. "Sponsor Class Compound" means any one or more bi- or multi- specific molecule that agonizes CD137 (4-1BB). "Sponsor Compound" means cinrebafusp alfa (PRS-343), a bivalent, bispecific fusion protein targeting CD137 (4-1BB) and HER2 excluding, however, any biosimilar of PRS-343 other than a biosimilar owned or controlled by Sponsor or its Affiliates. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 5 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential "Study" means the Phase 2 study of the Sponsor Compound and the Lilly Compound, together with chemotherapy, a summary of which is attached hereto as Appendix A. "Study Completion" has the meaning set forth in Section 3.5. "Territory" means anywhere in the world. "Third Party" means any person or entity other than Sponsor, Lilly or their respective Affiliates. ARTICLE 2. GENERAL PRINCIPLES. Section 2.1. Contribution of Parties. Each Party shall contribute to the Study such resources as are reasonably necessary to fulfill its obligations set forth in this Agreement. Section 2.2. Standard of Performance. Each Party agrees to (i) act in good faith in performing its obligations under this Agreement and each Related Agreement, (ii) commit to perform its obligations under this Agreement and each Related Agreement carefully and accurately, to the best of its respective ability, with qualified staff and on the basis of sound scientific and engineering principles and in compliance with Applicable Laws, and (iii) shall notify the other Party as promptly as possible in the event of any Manufacturing delay that is likely to adversely affect supply of its Compound as contemplated by this Agreement. As part of this standard of performance, the Parties agree that the current coronavirus pandemic may result in unexpected delays that would not be considered a breach of this Section 2.2 by such Party. Section 2.3. Non-Exclusive Relationship. Each Party acknowledges and agrees that this arrangement is not an exclusive arrangement on its part and that each Party may enter similar arrangements with other parties including parties that may compete with the other Party. Section 2.4. Manufacturing Representations and Warranties. 2.4.1 Lilly agrees to Manufacture and supply the Lilly Compound for purposes of the Study as set forth in Article 8, and Lilly hereby represents and warrants to Sponsor that, at the time of Delivery of the Lilly Compound, such Lilly Compound shall have been Manufactured and supplied in compliance with the Specifications for the Lilly Compound and in compliance with Applicable Law, including cGMP and health, safety and environmental protections, as more particularly set forth in the Quality Agreement. Sponsor agrees to Manufacture and supply the Sponsor Compound for purposes of the Study as set forth in Article 8, and Sponsor hereby represents and warrants to Lilly that, at the time of use of the Sponsor Compound, such Sponsor Compound shall have been Manufactured and supplied in compliance with the Specifications for the Sponsor Compound and in compliance with Applicable Law, including cGMP and health, safety and environmental protections, as more particularly set forth in the Quality Agreement. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 6 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential 2.4.2 Lilly hereby represents and warrants to Sponsor that, at the time of Delivery of the Lilly Compound, such Lilly Compound shall be free from any Non- Conformance. 2.4.3 Sponsor hereby represents and warrants to Lilly that, at the time of use of the Sponsor Compound, such Sponsor Compound shall be free from any Non- Conformance. 2.4.4 Without limiting the foregoing, each Party is responsible for obtaining Regulatory Approvals (including facility licenses) that are required to Manufacture its Compound in accordance with Applicable Law (provided that for clarity, Sponsor shall be responsible for obtaining Regulatory Approvals for the Study as set forth in Section 3.3). Section 2.5. Subcontractors. Each Party shall have the right to subcontract any portion of its obligations hereunder: (i) to its own Affiliates, without the other Party's written consent; or (ii) to third parties, provided that the other Party's Project Manager has approved (in a written document, but such approval not to be unreasonably withheld, conditioned or delayed) the use of such third parties in the performance of such activities, and provided further that no consent shall be necessary for either Party's delegation to or use of contract research organizations or other third parties that (A) are already conducting clinical trials of such Party's Compound and are set forth in the Protocol as performing such Study activities, or (B) are already conducting Sample Testing for such Party. In any event, each Party shall remain fully liable for the performance of its subcontractors. Notwithstanding the foregoing, the Parties agree to Sponsor’s use of the subcontractors identified in Appendix B. Each Party shall ensure that each of its subcontractors performs its obligations pursuant to the terms of this Agreement, including the Appendices attached hereto. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors that are held by or under the control of such subcontractors and that are required to be provided to the other Party under this Agreement. Section 2.6. No Additional Obligations to Supply. This Agreement does not create any obligation on the part of Lilly to provide the Lilly Compound for any activities other than in connection with the Study, nor does it create any obligation on the part of Sponsor to provide the Sponsor Compound for any activities other than the Study. Section 2.7. Other Studies. Nothing in this Agreement shall (i) prohibit either Party from performing clinical studies other than the Study relating to its own Compound, either individually or in combination with any other compound(s) or product(s), in any therapeutic area, or (ii) create an exclusive relationship between the Parties with respect to any Compound. ARTICLE 3. CONDUCT OF THE STUDY. Section 3.1. Sponsor of Study. Sponsor shall act as the sponsor of the Study and shall hold each IND/CTA and/or equivalent in each jurisdictions relating to the Study; provided, however, that in no event shall Sponsor file a separate IND/CTA and/or equivalent in other CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 7 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential jurisdictions in relation to the Study unless required by Regulatory Authorities to do so. If a Regulatory Authority requests a separate IND/CTA and/or equivalent in other jurisdictions for the Study, the Parties will meet and mutually agree on an approach to address such requirement. Section 3.2. Performance. Sponsor shall ensure that the Study is performed in accordance with this Agreement, the Protocol and Applicable Law, including GCP. Section 3.3. Compliance and Regulatory Discussions; Right of Reference. 3.3.1 Sponsor shall ensure that all directions from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are followed. Further, Sponsor shall ensure that all required Regulatory Approvals from any Regulatory Authority and/or ethics committee with jurisdiction over the Study are obtained prior to initiating performance of the Study. Sponsor shall participate in and lead all discussions with any Regulatory Authority regarding the Study, provided, however, that Lilly shall have the right (but no obligation) to participate in any discussions with a Regulatory Authority to the extent such discussions include substantive or material regarding matters related to the Lilly Compound. For such discussions, Sponsor shall consider in good faith any advance comments from Lilly regarding the planned content of such discussions. For the sake of clarity, any discussions related to safety or efficacy of the Lilly Compound shall be considered substantive and material. 3.3.2 Sponsor will promptly provide Lilly with a copy of any written reports (or excerpts thereof) from Regulatory Authorities to the extent related to the Lilly Compound within a reasonable time after receipt thereof and shall provide Lilly with draft copies of any responses to a Regulatory Authority (or excerpts thereof) to the extent related to the Lilly Compound within a reasonable time prior to submission to such Regulatory Authority. Sponsor shall reasonably consider Lilly's comments to such draft response, with any disputes being escalated through the Project Managers (as defined in Section 3.8). 3.3.3 Each Party grants to the other Party a non-exclusive, non- transferable (except in connection with a permitted assignment, sublicense or subcontract, including those contemplated under Section 3.12) "right of reference" (as defined in US FDA 21 CFR 314.3(b)), or similar "right of reference" as defined in applicable regulations in the relevant part of the Territory, with respect to Clinical Data and results related to Compounds, solely as necessary for the other Party to prepare, submit and maintain regulatory submissions related to the other Party's Compound and Regulatory Approvals. 3.3.4 Notwithstanding anything to the contrary in this Agreement, neither Party shall have any right to access the other Party's CMC data with respect to its Compound. If necessary to support conduct of the Study, Lilly will authorize FDA and other applicable Regulatory Authorities to cross-reference the appropriate Lilly Compound U.S. and EU Regulatory Approvals (if the Lilly Compound is commercial material) or the appropriate INDs or CTAs (if the Lilly Compound is CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 8 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential clinical trial material) to provide data access to Sponsor and/or the appropriate Regulatory Authority. If the cross-references to such Regulatory Approvals and the equivalency statements are not deemed sufficient by a Regulatory Authority in a country approved by Lilly as part of the Study, Lilly, shall discuss in good faith the filing of the complete CMC components of the Common Technical Document for each Lilly Compound (the "CMC Data") with such Regulatory Authority, with a letter of authorization for Sponsor to cross-reference the CMC Data for the review of the CTA; however, Sponsor shall have no right to directly access the CMC Data. Sponsor shall reimburse Lilly for reasonable and direct costs for preparing the CMC Data for filing with such Regulatory Authority(ies) and related filing costs. In addition to the foregoing, Lilly shall provide any additional materials mutually agreed to by the Parties to Sponsor on a schedule agreed to by the Parties, and shall provide such other documents and information as may be requested by a Regulatory Authority to such Regulatory Authority following such request by the Regulatory Authority, to the extent such documents and information are reasonably available to Lilly. Lilly hereby agrees that it shall review Section D of the European Clinical Trials Database (EudraCT) Application Form Worksheets completed by Sponsor with respect to the Lilly Compound for purposes of the CTA and, no later than [***] business days, provide any corrections or additions required for accuracy and completeness of such worksheets. 3.3.5 For avoidance of doubt, Sponsor shall not be responsible for complying with any laws or regulations that solely relate to the commercialization of the Lilly Compound. Section 3.4. Reports and Documentation. Sponsor shall maintain reports and all related documentation (paper or electronic) in good scientific manner, consistent with industry norms and in compliance with Applicable Law. Each Party shall provide to the other any Study information and documentation (excluding information and documentation relating to the Sample Testing other than the Sample Testing Results themselves) reasonably requested by such other Party to enable it to (i) comply with any of its legal and regulatory obligations, or any request by any Regulatory Authority, in each case, to the extent related to the Study or such Party's Compound, (ii) conduct the Sample Testing, (iii) satisfy any contractual obligation to a subcontractor engaged pursuant to Section 2.4 hereof, and (iv) in the case of Lilly, determine whether the Study has been performed by Sponsor in accordance with this Agreement. Section 3.5. Access to Clinical Data. Subject to Applicable Law, Sponsor shall obtain the consent of Study participants to share Clinical Data with Lilly, including for secondary purposes that are reasonably identified to Pieris in a manner that allows for their inclusion in the consent, in accordance with the terms of this Agreement. To the extent permitted under Applicable Law, Sponsor shall provide to Lilly copies of Clinical Data, in a summary, electronic form or other mutually agreeable alternate form, (a) at major decision points during the Study to track study progress, (b) at an appropriate time to support publications, (c) as needed to support interpretation of Clinical Data including efficacy analyses as mutually agreed by the Project Managers, or (d) as otherwise agreed upon by the Project Managers. Subject to Applicable Law, Sponsor shall provide to Lilly a complete copy of the Clinical Data in the manner and format prepared by the Sponsor no later than [***] days following Study Completion. "Study Completion" shall be deemed to CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 9 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential occur following final lock of the Study database and when analysis for meeting Study endpoints has been completed or as otherwise agreed by the Project Managers. Subject to Applicable Law and to the extent applicable, Sponsor shall ensure that all patient authorizations and consents required under HIPAA, GDPR or any other similar Applicable Law in connection with the Study permit such sharing of Clinical Data with Lilly. Section 3.6. Sample Use and Ownership. Notwithstanding anything to the contrary in this Section 3.6, Sponsor shall retain all Samples and conduct all Sample Testing. Each Party shall use the Samples only for the Sample Testing and in compliance with the applicable informed consent forms and each Party shall be responsible for conducting the Sample Testing related to its own Compound. [***] Sponsor shall obtain the consent of Study participants to share Sample Testing Results with Lilly in accordance with the terms of this Agreement, to the extent applicable. Sponsor shall provide to Lilly the Sample Testing Results for the Sample Testing conducted by or on behalf of Sponsor, in electronic form or other mutually agreeable alternate form, as may be permissible under Applicable Law, and on the timelines specified in the Sample Testing Schedule or other mutually agreed timelines. Each Party hereby grants each of the other Parties hereto a [***] to use the Sample Testing Results for the sole purposes of [***]. Sponsor shall be responsible for the conduct of all Sample Testing and Lilly shall provide reasonable access and support to Sponsor in the conduct of the Lilly Compound-specific Sample Testing as indicated on Appendix B. Responsibilities shall include, but are not limited to, data generation and payment to conduct the assay. The Parties agree to provide sufficient quantities of their Compounds for interference testing in bioanalytical or proprietary assays in order to confirm, as applicable, that their Compound does not interfere with the other Party's assay performance. Initial experiments may be performed to determine impact to assay performance and will follow a validated protocol and/or standard operating procedure. [***] Section 3.7. Ownership of Clinical Data. All Clinical Data generated under this Agreement, [***]. It is understood and acknowledged by the Parties that positive Clinical Data could be used to obtain label changes for the Compounds. Lilly covenants not to disclose any unpublished Clinical Data [***], and Sponsor covenants not to disclose any unpublished Clinical Data [***]. Section 3.8. Roles of Project Managers. Each Party shall designate a Project Manager who shall be responsible for implementing and coordinating activities and facilitating the exchange of scientific information between the Parties with respect to the Study. The Project Managers shall meet as soon as practicable after the Effective Date and then no less than twice yearly, and more often as reasonably considered necessary at the request of either Party, to provide an update on Study progress. Prior to any such meeting, the Sponsor Project Manager shall provide an update in writing to the Lilly Project Manager, which update shall contain information about overall Study progress, recruitment status, and other information relevant to the conduct of the Study. Sponsor Project Manager shall supplement the update as necessary to reflect any material information discussed at such meetings. Sponsor Project Manager shall schedule reviews of Clinical Data in alignment with Appendix C (Data Sharing Table). In the event that an issue arises and the Project Managers cannot or do not, after good faith efforts, reach agreement on such issue, the issue shall be elevated to the Senior Vice President, Head of Clinical Development, for Sponsor, and the Vice President of Oncology Late Phase Development for Lilly. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 10 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Section 3.9. Supply Chain Representative. Each Party shall appoint a supply chain representative to hold telephone discussions at a mutually agreed-upon frequency to review the quantities of Sponsor Compound and Lilly Compound needed for the Study (in accordance with Article 8 and Appendix D) and any other supply chain issues that may arise during the Study. Section 3.10. Study Report. Sponsor shall provide Lilly with (i) an electronic draft of each study report for Lilly to provide comments to Sponsor within [***] days of receipt of such draft final study report and (ii) the final version of the study report promptly following Study Completion. Sponsor shall consider in good faith any comments provided by Lilly on the draft of the final study report and shall not include any statements relating to the Lilly Compound which have not been approved by Lilly. Section 3.11. Future Business Opportunities. Notwithstanding anything in this Agreement to the contrary, each Party acknowledges and agrees that the other Party may have present or future business activities or opportunities, including business activities or opportunities with Third Parties, involving Sponsor Class Compounds, in the case of Lilly, or Lilly Class Compounds, in the case of Sponsor, or other similar products, programs, technologies or processes. Accordingly, each Party acknowledges and agrees that nothing in this Agreement shall be construed as a representation or inference that the other Party will not develop for itself, or enter into business relationships with other Third Parties regarding, any products, programs, studies (including combination studies), technologies or processes that are similar to or that may compete with the Combination or any other product, program, technology or process, including Sponsor Class Compound or Lilly Class Compound, provided that the Clinical Data, Sample Testing Results, Jointly Owned Inventions, and Confidential Information are used or disclosed in connection therewith consistent with and not in violation of Section 3.3, Section 3.5, Section 3.6, Section 3.7, Section 9.1 or Article 10 of this Agreement. Section 3.12. Partnership, Licensing, Assignment, and Transfer; Party Owned Materials. Nothing in this Agreement shall prohibit or restrict a Party from licensing, partnering, assigning, co-developing, or otherwise transferring in whole or in part to an Affiliate or Third Party its interest in its Compound and the related Clinical Data, Confidential Information, Sample Testing Results or Jointly Owned Inventions (along with this Agreement in the case of a transfer or assignment), including freedom to use such information; provided, however, that in the case of any such license, partnership, assignment, co-development or transfer in whole or in part, the licensee, partner, assignee or transferee shall agree in writing to be bound by the terms of this Agreement. ARTICLE 4. PROTOCOL AND RELATED DOCUMENTS. Section 4.1. Protocol. A summary of the initial Protocol, entitled "A Phase 2, Multi‐ Center, Open‐Label Study of Cinrebafusp alpha (PRS‐343) in Combination with Ramucirumab and Paclitaxel in Patients with HER2‐Positive Gastric or GEJ Adenocarcinoma", has been agreed to by the Parties as of the Effective Date, and is attached as Appendix A. Sponsor shall have the final decision regarding the contents of the Protocol; provided, however, that any material changes to the Protocol (other than relating solely to the Sponsor Compound), and any changes (whether or not material) relating to the Lilly Compound, shall require Lilly's prior written consent, which CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 11 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential shall not be unreasonably withheld, conditioned or delayed. Any such proposed changes will be sent in writing to Lilly's Project Manager. Lilly will provide such consent, or a written explanation for why such consent is being withheld, within [***] Business Days of receiving a copy of Sponsor's requested changes; provided that if Lilly fails to provide such written explanation within such [***] Business Day period, then Lilly shall be deemed to have consented to such change or changes. Section 4.2. Patient Informed Consent. Sponsor shall prepare the patient informed consent form for the Study (which shall include any required consent for the Sample Testing) in consultation with Lilly regarding any safety language related to the Lilly Compound (it being understood and agreed that the portion of the informed consent form relating to the safety of the Lilly Compound will be provided to Sponsor by Lilly). Any changes to such form that relate to the Sample Testing or the Lilly Compound shall be subject to Lilly's review and prior written consent. Any such proposed changes will be sent in writing to Lilly's Project Manager. Lilly will provide such consent, or a written explanation for why such consent is being withheld, within [***] Business Days of receiving a copy of Sponsor's requested changes; provided that if Lilly fails to provide such written explanation within such [***] Business Day period, then Lilly shall be deemed to have consented to such change or changes. Section 4.3. Sunshine Reporting. Sponsor will be responsible for reporting payments and other transfers of value made to health care professionals (e.g. investigators, steering committee members, data monitoring committee members, consultants, etc.) in connection with its role as Sponsor of the Study in accordance with reporting requirements, if any, under Applicable Law (including the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code) and Sponsor policies. Lilly shall provide all information required for such reporting regarding the value of the Lilly Compound provided for use in the Study. Such information shall be provided to the point of contact within Sponsor's clinical supplies group who is identified to Lilly in writing upon the execution of the Agreement and thereafter promptly following any change to such point of contact. Lilly shall provide the necessary information regarding the value of the Lilly Compound within [***] business days following the execution of this Agreement. In the event that, at any time during the term of this Agreement, the value of the Lilly Compound provided under this Agreement changes, Lilly shall notify Sponsor of such revised value, and the effective date of such revised value, within [***] business days following such change in value. ARTICLE 5. ADVERSE EVENT REPORTING. Section 5.1. Pharmacovigilance. Sponsor will be solely responsible for compliance with Applicable Law pertaining to safety reporting for the Study and related activities. The Parties (or their respective Affiliates) will execute a pharmacovigilance agreement (the "Pharmacovigilance Agreement") prior to the initiation of clinical activities under the Study, but in any event, within [***] days following the Effective Date of this Agreement to ensure the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfill local and international regulatory reporting obligations and to facilitate appropriate safety reviews. The Pharmacovigilance Agreement will include safety data exchange procedures governing the coordination of collection, investigation, reporting, and exchange of CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 12 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential information concerning any adverse experiences, pregnancy reports, and any other safety information arising from or related to the use of the Lilly Compound and Sponsor Compound in the Study, consistent with Applicable Law. Such guidelines and procedures shall be in accordance with, and enable the Parties and their Affiliates to fulfill, local and international regulatory reporting obligations to Regulatory Authorities. Section 5.2. Prevailing Terms. In the event of any inconsistency between the terms of this Agreement and the Pharmacovigilance Agreement, the terms of this Agreement shall prevail and govern except to the extent such inconsistent term relates directly to the pharmacovigilance responsibilities of the Parties (including the exchange of safety data), in which case the terms of the Pharmacovigilance Agreement shall prevail and govern. ARTICLE 6. TERM AND TERMINATION. Section 6.1. Term. The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until completion of all of the obligations of the Parties hereunder (excluding obligations that survive termination) or until terminated by either Party pursuant to this Article 6. Section 6.2. Lilly Termination for Unsafe Use. In the event that Lilly reasonably and in good faith believes that the Lilly Compound is being used in the Study in an unsafe manner and notifies Sponsor in writing of the grounds for such belief, the Sponsor shall have the reasonable opportunity to review and consider the Sponsor’s notification and grounds and shall promptly respond to Lilly in writing with the actions Sponsor proposes to take or, if Sponsor disagrees with Lilly’s belief, providing such a response promptly to Lilly, including the basis for such disagreement. In the event that Lilly continues—reasonably and in good faith—to believe that that the Lilly Compound is being used in the Study in an unsafe manner and Sponsor thereafter fails to promptly incorporate (subject to approval by applicable Regulatory Authorities or Institutional Review Boards) changes into the Protocol reasonably requested by Lilly to address such issue or to otherwise in good faith address such issue, Lilly may terminate this Agreement and the supply of the Lilly Compound effective upon written notice to Sponsor. Section 6.3. Termination for Material Breach. Either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach continues for [***] days after receipt of written notice thereof from the non-breaching Party; provided that if such material breach cannot reasonably be cured within [***] days, the breaching Party shall be given a reasonable period of time to cure such breach. Section 6.4. Termination for Patient Safety. If either Party determines in good faith, based on a review of the Clinical Data or other Study-related Know-How or other information, that the Study may unreasonably affect patient safety, such Party shall promptly notify the other Party of such determination. The Party receiving such notice may propose modifications to the Study to address the safety issue identified by the other Party and, if the notifying Party agrees, shall act to immediately implement such modifications; provided, however, that if the notifying Party, in its sole discretion, believes that there is imminent danger to patients, such Party need not wait for the other Party to propose modifications and may instead terminate this Agreement CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 13 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential immediately upon written notice to such other Party. Furthermore, if the notifying Party, in its sole discretion, believes that any modifications proposed by the other Party will not resolve the patient safety issue, such Party may terminate this Agreement effective upon written notice to such other Party. Notwithstanding the foregoing, to the extent that a Party in good faith disputes a notice of termination provided under this Section, then the SVP, Head of Clinical Development of Sponsor and the Vice President of Oncology Late Phase Development for Lilly shall within [***] Business Days have a discussion in good faith prior to termination. Section 6.5. Termination for Regulatory Action. Either Party may terminate this Agreement [***] days following written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that precludes the terminating Party from supplying its Compound for purposes of the Study. Additionally, either Party shall have the right to terminate this Agreement [***] days following written notice to the other Party in the event that it determines in its sole discretion to discontinue development of its Compound, for medical, scientific, legal or other reasons. Section 6.6. Return of Lilly Compound. In the event that this Agreement is terminated, Sponsor shall, at Lilly's sole discretion, promptly either return or destroy all unused Lilly Compound in its possession and control or in the possession and control of Sponsor’s subcontractors or Affiliates, pursuant to Lilly's instructions. If Lilly requests that Sponsor destroy the unused Lilly Compound, Sponsor shall provide written certification of such destruction. Section 6.7. Immediate Termination for Breach. Either Party shall be entitled to terminate this Agreement immediately upon written notice to the other Party, if such other Party fails to perform any of its material obligations under Section 13.3 or materially breaches any representation or warranty contained in Section 13.1. Such termination shall not be exercisable by a Party without giving notice and [***] days to cure with respect to subcontractors that have been evaluated and cleared by such Party. Subject to Section 6.11, the non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 6.7. Section 6.8. Survival. The provisions of this Section 6.8, Section 3.6 (other than the first sentence thereof), Section 3.7, Section 3.10, Section 6.6, Section 6.7 (other than the first sentence thereof), Section 6.9, Section 6.10, Section 6.11, Section 12.2, Section 12.3, Section 12.4, Section 12.5, Section 14.2 (Indemnification), Section 14.4 (Limitation of Liability), and Article 1 (Definitions), Article 5 (Adverse Event Reporting), Article 7 (Costs of the Study), Article 9 (Confidentiality), Article 10 (Intellectual Property), Article 11 (Reprints and Rights of Cross- Reference), Article 12 (Press Releases and Publications), Section 15.6 (No Additional Obligations), Section 15.7 (Dispute Resolution and Jurisdiction), Section 15.8 (Notices), Section 15.9 (Relationship of the Parties) and Section 15.12 (Construction) shall survive the expiration or termination of this Agreement. Section 6.9. No Prejudice to Claims. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 14 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Section 6.10. Return of Confidential Information. Upon termination of this Agreement, each Party and its Affiliates shall promptly return to the other Party or destroy any Confidential Information of the other Party (other than Clinical Data, Sample Testing Results and Inventions) furnished to the receiving Party by the other Party, except that the receiving Party shall have the right to retain one copy for record-keeping purposes. Section 6.11. Reimbursements. Provided the Parties do not otherwise dispute the circumstances of termination, in the event of termination due to Section 6.2 (only to the extent Lilly Compound supplied under this Agreement continues to be used by Sponsor following Lilly’s notice of its unsafe use), Section 6.3 (only in the case of termination by Lilly for Sponsor’s material breach) or Section 6.7 above, Lilly shall be entitled to reimbursement by Sponsor for the Direct Manufacturing Costs and Indirect Manufacturing Costs (as defined herein) incurred by Lilly for the Lilly Compound Delivered for the Study. ARTICLE 7. COSTS OF THE STUDY. The Parties agree that (i) Lilly shall provide the Lilly Compound for use in the Study, as described in Article 8 below, [***]; and (ii) Sponsor shall bear all other costs associated with the conduct of the Study, including that Sponsor shall provide the Sponsor Compound for use in the Study, [***]. ARTICLE 8.SUPPLY AND USE OF THE COMPOUNDS. Section 8.1. Supply of the Compounds. Lilly will supply, or cause to be supplied, the quantities of its respective Compound as set forth on Appendix D on the approximate timelines set forth in Appendix D, in each case, for use in the Study. In the event that Sponsor determines that the quantities of Compounds set forth on Appendix D are not sufficient to complete the Study (due, for example, to the addition of Study sites or countries), Sponsor shall so notify Lilly, and the Parties shall discuss in good faith regarding additional quantities of Compounds to be provided and the schedule on which such additional quantities may be provided. Each Party shall also provide to the other Party a contact person for the supply of its Compound under this Agreement as set forth in Section 3.8. Notwithstanding the foregoing, or anything to the contrary herein, in the event that either Party is not supplying its Compound in accordance with the terms of this Agreement, or is allocating under Section 8.9, then the other Party shall have no obligation to supply its Compound, or may allocate proportionally. Notwithstanding anything to the contrary herein, Lilly shall only be obligated to supply the Lilly Compound for use in the countries set forth in Appendix D and may decline to provide the Lilly Compound, for any reason or no reason, to any countries not otherwise agreed to in advance between the parties or set forth in Appendix D. Section 8.2. Provision of Compounds. 8.2.1 Lilly will deliver the Lilly Compound DAP (Incoterms 2020) to Sponsor's, or its designee's, location as mutually agreed ("Delivery" with respect to such Lilly Compound). Title and risk of loss for the Lilly Compound shall transfer from Lilly to Sponsor at Delivery. All costs associated with the subsequent transportation, warehousing and distribution of Lilly Compound shall be borne by CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 15 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Sponsor. Sponsor will, or will cause its designee to: (i) take delivery of the Lilly Compound supplied hereunder; (ii) perform the acceptance procedures allocated to it under the Quality Agreement; and (iii) subsequently label and pack, as appropriate (in accordance with Section 8.4) and promptly ship the Lilly Compound to the Study sites, in compliance with cGMP, GCP and other Applicable Law and the Quality Agreement. 8.2.2 Sponsor is solely responsible, at its own cost, for supplying (including all Manufacturing, acceptance and release testing) the Sponsor Compound for the Study, and the subsequent handling, storage, transportation, warehousing and distribution of the Sponsor Compound supplied hereunder. Sponsor shall ensure that all such activities are conducted in compliance with cGMP, GCP GDP and other Applicable Law and the Quality Agreement. Section 8.3. Labeling and Packaging; Use, Handling and Storage. 8.3.1 The Parties' obligations with respect to the labeling and packaging of the Compounds are as set forth in the Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, Lilly shall provide Lilly Compound to Sponsor in the form set forth on Appendix D, and, unless otherwise agreed to by the parties in writing, Sponsor shall be responsible for any applicable labeling, packaging and leafleting such Lilly Compound in accordance with the terms and conditions of the Quality Agreement and otherwise in accordance with Applicable Law, including cGMP, GCP, GDP, and health, safety and environmental protections. 8.3.2 Sponsor shall (i) use the Lilly Compound solely for purposes of performing the Study; (ii) not use the Lilly Compound in any manner inconsistent with this Agreement or for any commercial purpose; and (iii) use, store, transport, handle and dispose of the Lilly Compound in compliance with the Specifications, Applicable Law and the Quality Agreement. Sponsor shall not reverse engineer, reverse compile, disassemble or otherwise attempt to derive the composition or underlying information, structure or ideas of the Lilly Compound, and in particular shall not analyze the Lilly Compound by physical, chemical or biochemical means except as necessary to perform its obligations under the Quality Agreement. Section 8.4. Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site; provided that such changes shall be in accordance with the Quality Agreement and proper notice is provided to the other party of such changes as set forth in the Quality Agreement. Section 8.5. Product Testing; Noncompliance. 8.5.1 After Manufacturer's Release. After manufacturer's release of the Lilly Compound and concurrently with Delivery of the Compound to Sponsor, Lilly shall provide Sponsor with such certificates and documentation as are described in the Quality Agreement. Sponsor shall, within the time defined in the Quality CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 16 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Agreement, perform (i) with respect to the Lilly Compound, the acceptance procedures allocated to it under the Quality Agreement, and (ii) with respect to the Sponsor Compound, the testing and release procedures allocated to it under the Quality Agreement. Sponsor shall take all steps necessary to determine that the Sponsor Compound is suitable for release before making such Sponsor Compound available for human use, and Lilly shall provide reasonable cooperation or assistance as reasonably requested by Sponsor in connection with such determination with respect to the Lilly Compound. After Delivery by Lilly of the Lilly Compound, Sponsor shall be responsible for storage and maintenance of the Lilly Compound, which storage and maintenance shall be in compliance with the Specifications for the Lilly Compound, the Quality Agreement and Applicable Law, and shall be responsible for any failure of the Lilly Compound to meet the Specifications to the extent caused by shipping, storage or handling conditions after Delivery to Sponsor hereunder. 8.5.2 Non-Conformance. (a) In the event that either Party becomes aware that any Compound may have a Non-Conformance, despite testing and quality assurance activities (including any activities conducted by the Parties under Section 8.5.1), such Party shall immediately notify the other Party in accordance with the procedures of the Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 8.7 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 8.6 (Resolution of Discrepancies). (b) In the event that any proposed or actual shipment of the Lilly Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to Sponsor, then unless otherwise agreed to by the Parties, Lilly shall replace such Lilly Compound as is found to have a Non-Conformance (with respect to the Lilly Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Sponsor with respect to any Lilly Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such Lilly Compound as set forth in this Section 8.5.2(b), (ii) indemnification under Section 14.2 (to the extent applicable) and (iii) termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein). In the event that Lilly Compound is lost or damaged after Delivery, Lilly shall provide additional Lilly Compound to Sponsor, if available for the Study, provided that Sponsor shall reimburse Lilly for the Direct Manufacturing Costs and Indirect Manufacturing Costs of such replaced Lilly Compound to the extent that the loss or damage is due to the negligence of Sponsor or any of its vendors, subcontractors or Affiliates, and provided further that Lilly shall have no obligation to provide replacement Lilly Compound for any Lilly Compound supplied hereunder other than such Lilly Compound as has been agreed or determined to have a Non-Conformance at the time of Delivery to Sponsor (so long as such Non-Conformance was discovered within a reasonable time period). "Direct Manufacturing Costs" shall be calculated consistent with Generally CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 17 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Accepted Accounting Principles ("GAAP") and include manufacturing fees, raw materials, direct labor, freight and duty, and factory overhead costs that can be directly attributed to the Compound, including but not limited to equipment maintenance and repair, supplies, ongoing stability program costs, other plan services, indirect labor and depreciation on direct capital assets. "Indirect Manufacturing Costs" shall be calculated consistent with GAAP and include allocations of indirect factory overhead and site support costs, including but not limited to utilities, quality, planning, engineering, maintenance, safety, site science and technology, and depreciation on indirect capital assets, procurement, warehousing, and corporate services. Allocations shall be based on each compound's utilization relative to a manufacturing site's total activity. (c) Sponsor shall be responsible for, and Lilly shall have no obligations or liability with respect to, any Sponsor Compound supplied hereunder that is found to have a Non-Conformance. Sponsor shall replace any Sponsor Compound as is found to have a Non-Conformance (with respect to Sponsor Compound that has not yet been administered in the course of performing the Study). Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of Lilly with respect to any Sponsor Compound that is found to have a Non-Conformance shall be (i) replacement of such Sponsor Compound as set forth in this Section 8.5.2(c), (ii) indemnification under Section 14.2 (to the extent applicable) and (iii) termination of this Agreement pursuant to Section 6.3 (to the extent applicable, but subject to the applicable cure periods set forth therein). Section 8.6. Resolution of Discrepancies. Disagreements regarding any determination of Non-Conformance by Sponsor shall be resolved in accordance with the provisions of the Quality Agreement. Section 8.7. Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the Quality Agreement. Section 8.8. Shortage; Allocation. In the event that a Party's Compound is in short supply as a result of a manufacturing disruption, manufacturing difficulties or other similar event such that a Party reasonably believes in good faith that it will not be able to fulfill its supply obligations hereunder with respect to its Compound, such Party will provide prompt written notice to the other Party thereof (including the shipments of Compound hereunder expected to be impacted and the quantity of its Compound that such Party reasonably determines it will be able to supply) and the Parties will promptly discuss such situation (including how the quantity of Compound that such Party is able to supply hereunder will be allocated within the Study). In such event, the Party experiencing such shortage shall (i) use its commercially reasonable efforts to remedy the situation giving rise to such shortage and to take action to minimize the impact of the shortage on the Study, and (ii) allocate to the other Party an amount of Compound as is fair and equitable in such Party's sole discretion. Section 8.9. Manufacturing Records. Each Party shall maintain complete and accurate records in all material respects pertaining to its Manufacture of its Compound supplied hereunder, and, upon the reasonable prior request of the other Party, will make such records available to CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 18 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential review by such other Party in accordance with the Quality Agreement solely for the purpose of confirming such Party's compliance with this Agreement with respect to its Manufacturing obligations hereunder. Section 8.10. Quality. Quality matters related to the Manufacture of the Compounds shall be governed by the terms of the Quality Agreement in addition to the relevant quality provisions of this Agreement. Section 8.11. Audits and Inspections. The Parties' audit and inspection rights under this Agreement shall be governed by the terms of the Quality and Pharmacovigilance Agreements. Section 8.12. VAT. It is understood and agreed between the Parties that any payments made under this Agreement are exclusive of any value added or similar tax ("VAT"), which shall be added thereon as applicable. Where VAT is properly charged by the supplying Party and added to a payment made under this Agreement, the Party making the payment will pay the amount of VAT only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable. ARTICLE 9. CONFIDENTIALITY. Section 9.1. Treatment of Confidential Information. Sponsor and Lilly agree to hold in confidence any Confidential Information of the other Party, and neither Party shall use Confidential Information of the other Party except for the performance of the Study and for permitted uses otherwise stated in this Agreement. Neither Party shall, without the prior written permission of the other Party, disclose any Confidential Information of the other Party to any Third Party except to the extent disclosure (i) is required by Applicable Law; (ii) is pursuant to the terms of this Agreement; or (iii) is necessary for the conduct of the Study, and in each case ((i) through (iii)) provided that the disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure. For the avoidance of doubt, Sponsor may, without Lilly's consent, disclose Confidential Information to clinical trial sites and clinical trial investigators performing the Study, the data safety monitoring and advisory board relating to the Study, and Regulatory Authorities working with Sponsor on the Study, in each case to the extent necessary for the performance of the Study, in compliance with Applicable Law, and provided that such persons (other than governmental entities) are bound by an obligation of confidentiality at least as stringent as the obligations contained herein. Either party may, without the other party's consent, disclose, to the extent requested, relevant and applicable, Confidential Information to any national, federal, state, local or foreign governmental, regulatory or administrative authority, agency, department or arbitral body of any country having responsibility for the imposition of any tax in connection with an audit or examination of any tax return. Section 9.2. Jointly Owned Confidential Information. [***] 9.2.1 Sponsor shall have the right to (i) use jointly owned Confidential Information [***]; and CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 19 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential 9.2.2 Lilly shall have the right to (i) use jointly owned Confidential Information [***]. Section 9.3. Disclosure of Confidential Information. Subject to Section 3.6, Lilly may use and disclose to Third Parties any Lilly solely owned Confidential Information for any purpose without obligation or accounting to Sponsor. Subject to Section 3.6, Sponsor may use and disclose to Third Parties any Sponsor solely owned Confidential Information for any purpose without obligation or accounting to Lilly. Section 9.4. Confidential Information with PHI. Confidential Information containing personal identifiable data shall be handled in accordance with all applicable data protection and privacy laws, rules and regulations applicable to such Party, including the EU General Data Protection Regulation and HIPAA, to the extent and as applicable. ARTICLE 10. INTELLECTUAL PROPERTY. Section 10.1. Joint Ownership and Prosecution. 10.1.1 Subject to Section 10.2 and Section 10.3, all rights to all Inventions relating to or covering the [***] (each a "Jointly Owned Invention") shall belong jointly to Sponsor and Lilly. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to exploit such Jointly Owned Invention in such countries, (i) [***]. For clarity, the terms of this Agreement do not provide Sponsor or Lilly with any rights, title or interest or any license to the other Party's background intellectual property except as necessary to conduct the Study and as expressly set forth in this Agreement. Each Party shall have the right to freely exploit each Jointly Owned Invention, both within and outside the scope of the Study, without accounting to or any other obligation to the other Party, and each Party may grant licenses (with a right to sublicense) to Third Parties under such Party's interest in each Jointly Owned Invention. 10.1.2 As needed following the Effective Date, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions that may arise. In particular, the Parties shall discuss which Party will file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a "Joint Patent Application") [***]. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application and shall equally share the expenses associated with the Joint Patent Applications. In the event that one Party (the "Filing Party") wishes to file a patent application for a Jointly Owned Invention and the other Party (the "Non-filing Party") does not want to file any patent application for such Jointly Owned Invention or does not want to file in a particular country, the Non-filing Party shall execute such documents and perform such acts at the Filing CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 20 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Party's expense as may be reasonably necessary to effect an assignment of such Jointly Owned Invention to the Filing Party (in such country or all countries, as applicable) in a timely manner to allow the Filing Party to prosecute such patent application. Likewise, if a Party (the "Opting-out Party") wishes to discontinue the prosecution and maintenance of a Joint Patent Application, the other Party, at its sole option (the "Continuing Party"), may continue such prosecution and maintenance. In such event, the Opting-out Party shall execute such documents and perform such acts at the Continuing Party's expense as may be reasonably necessary to effect an assignment of such Joint Patent Application to the Continuing Party (in such country or all countries, as applicable) in a timely manner to allow the Continuing Party to prosecute and maintain such patent application. [***]. 10.1.3 Except as expressly provided in Section 10.1.1 and in furtherance and not in limitation of Section 9.1, each Party agrees to make no patent application based on the other Party's Confidential Information, and to give no assistance to any Third Party for such application, without the other Party's prior written authorization. 10.1.4 Sponsor shall have the first right to initiate legal action to enforce all Joint Patents against infringement, and to protect all Jointly Owned Inventions from misappropriation, by any Third Party [***], or to defend any declaratory judgment action relating thereto, at its sole expense (subject to Section 10.1.5). In the event that Sponsor fails to initiate or defend such action within [***] days after being first notified of such infringement or misappropriation, Lilly shall have the right to do so at its sole expense (subject to Section 10.1.5). Similarly, Lilly shall have the first right to initiate legal action to enforce all Joint Patents against infringement and to protect all Jointly Owned Inventions from misappropriation, by any Third Party [***], or to defend any declaratory judgment action relating thereto, at its sole expense (subject to Section 10.1.5). In the event that Lilly fails to initiate or defend such action within [***] days after being first notified of such infringement, Sponsor shall have the right to do so at its sole expense (subject to Section 10.1.5). In the event that legal action to enforce [***], the Parties shall work together to coordinate such action and shall share the costs and expenses of such litigation equally. For clarity, if the alleged infringer is selling or intending to sell only one of either a Sponsor Class Compound or a Lilly Class Compound, then the Parties obligation to share the costs and expenses of such litigation shall not apply. 10.1.5 If one Party brings any prosecution or enforcement action or proceeding against a Third Party [***]. Any damages or other monetary awards recovered shall be shared by the Parties in proportion based on their relative contributions to the total costs and expenses of the litigation. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.1.5 may not be entered into without the consent of the Party not bringing the suit, which shall not be unreasonable withheld, conditioned or delayed. Section 10.2. Inventions Owned by Sponsor. Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating solely to the Sponsor Compound are the exclusive CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 21 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential property of Sponsor. Sponsor shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Sponsor Compound (and not any Lilly proprietary compound including the Lilly Compound) within its scope, even where the Sponsor Compound is not disclosed per se, is the exclusive property of Sponsor. Section 10.3. Inventions Owned by Lilly. Notwithstanding Section 10.1, the Parties agree that all rights to Inventions relating solely to the Lilly Compound are the exclusive property of Lilly. Lilly shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for any such Invention. For the avoidance of doubt, any Invention generically encompassing the Lilly Compound (and not any Sponsor proprietary compound including the Sponsor Compound) within its scope, even where the Lilly Compound is not disclosed per se, is the exclusive property of Lilly. Section 10.4. Mutual Freedom to Operate for Combination Inventions. 10.4.1 Sponsor hereby grants to Lilly a non-exclusive, worldwide, royalty- free, fully paid-up license, transferable and sublicensable, [***]. 10.4.2 Lilly hereby grants to Sponsor a non-exclusive, worldwide, royalty- free, fully paid-up license, transferable and sublicensable, [***]. 10.4.3 For clarity, the terms of this Section 10.4 do not provide Lilly or Sponsor with any rights, title or interest or any license to the other Party's background intellectual property which does not claim the Combination (i.e., intellectual property owned or licensed by either Party which does not constitute an Invention and does not claim the Combination) except as necessary to conduct the Study. ARTICLE 11. REPRINTS AND RIGHTS OF CROSS-REFERENCE. Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Study which disclose the name of a Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party. ARTICLE 12. PRESS RELEASES AND PUBLICATIONS. Section 12.1. Public Announcements. Unless otherwise required by Applicable Law, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Lilly acknowledges that information related to the Agreement may be material information with respect to Sponsor and require disclosure under applicable SEC rules or other Applicable Law. Such required disclosures shall not be considered a breach of this Section 12.1. To the extent a Party desires to make a public announcement in relation to this Agreement or the Study (including any press release, earnings CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 22 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential call release, or investor presentation that contain data updates regarding the study), such Party shall provide the other Party with a draft thereof at least [***] Business Days prior to the date on which such Party intends to make the public announcement; the other Party shall review the draft within such time period and provide any comments, which the Party seeking to make the disclosure shall review in good faith. Lilly acknowledges the Sponsor of the Study’s interest in providing periodic updates regarding Study and shall not unreasonably withhold, condition or delay consent for public announcements requested by Sponsor. In addition, Lilly agrees that Sponsor may provide enrollment updates regarding the study without prior consent. In addition, the parties hereby agree to work together in good faith to approve a press release that may be published following the execution of this Agreement. Section 12.2. Registration of Clinical Trial. To the extent required by Applicable Law or as reasonably requested by Lilly, Sponsor will register the Study with the Clinical Trials Registry located at www.clinicaltrials.gov. Sponsor is committed to timely publication of the results following Study Completion, after taking appropriate action to secure intellectual property rights (if any) arising from the Study. The publication of the results of the Study will be in accordance with the Protocol. Lilly agrees not to publish any results of the Study prior to the timely publication of such Study results by Sponsor; the Parties agree that publication within [***] of Study Completion is timely publication. Section 12.3. Publication. Subject to Section 12.2, each Party shall use commercially reasonable efforts to publish or present scientific papers dealing with the Study in accordance with accepted scientific practice. Each Party may issue a press release related to any scientific presentation or publication regarding the Study in a form mutually agreed to by the Parties. Section 12.4. Review of Materials. The Parties agree that prior to submission of the results of the Study for publication or presentation or any other dissemination of results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure: 12.4.1 At least [***] days prior to submission for publication of any paper, letter, abstract, poster, talk or any other presentation or publication, the publishing Party shall provide to the other Party the initial draft of the proposed publication or presentation in an electronic version. During the [***] day period, the publishing Party and the other Party shall work together in good faith in order to allow for all actions to be taken to preserve rights for patent protection. At least [***] days prior to submission for presentation of any abstract, poster, talk or any other presentation and at least [***] days prior to submission of any paper, letter, or publication, the publishing Party shall provide to the other Party the full draft of the proposed presentation or publication for review and comment. 12.4.2 The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in this Section 12.4 to modify the publication and the Parties shall work in good faith and in a timely manner to resolve any issue regarding the content for publication. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 23 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential 12.4.3 The publishing Party shall remove all Confidential Information of the other Party before finalizing the publication. Section 12.5. Acknowledgments. Each Party agrees to identify and acknowledge the other Party's support in any press release and any other publication or presentation of the results of the Study. ARTICLE 13. GENERAL REPRESENTATIONS AND WARRANTIES; DISCLAIMERS. Section 13.1. General Representations. Each of Sponsor and Lilly represents and warrants to the other that: 13.1.1 it is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of formation; 13.1.2 it has full corporate power and authority to execute, deliver, and perform this Agreement, and has taken all corporate action required by law and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement; 13.1.3 this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms; 13.1.4 all consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained; and 13.1.5 the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any law. Section 13.2. No Guaranteed Results. Neither Party undertakes that the Study shall lead to any particular result and both Parties agree and understand that the success of the Study is not guaranteed. Neither Party accepts any responsibility for any use of the Clinical Data by the other Party nor for advice or information given in connection therewith. Section 13.3. Anti-Corruption. 13.3.1 In performing their respective obligations hereunder, the Parties acknowledge that the corporate policies of Sponsor and Lilly and their respective Affiliates require that each Party's business be conducted within the letter and spirit of Applicable Law. By signing this Agreement, each Party agrees to conduct the business contemplated herein in a manner which is consistent with Applicable Law, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended, the "FCPA") and any laws enacted to implement the Organization of Economic Cooperation and CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 24 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Development Convention on Combating Bribery of Foreign Officials in International Business Transactions and good business ethics, and its ethics and other corporate policies, and to abide by the spirit of the other Party's applicable ethics and compliance guidelines which may be provided by such other Party from time to time. Specifically, each Party agrees that it and its Affiliates, and its and its Affiliates' directors, employees, officers, and anyone acting on its behalf, in connection with the performance of this Agreement, have not made, offered, given, promised to give, authorized, ratified, offered to make or taken any action in furtherance of, and will not, directly or indirectly, make, offer, promise to give, authorize, ratify or offer to make, or take any action in furtherance of, any payment or transfer of anything of value to any person or to any Government Official to do or omit to do an act in violation of a lawful or otherwise required duty or for the purpose of securing any improper advantage or inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist Lilly or Sponsor in obtaining or retaining business. 13.3.2 Each Party shall not contact, or otherwise knowingly meet with, any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of the other Party, except where such meeting is consistent with the purpose and terms of this Agreement and in compliance with Applicable Law. 13.3.3 Each Party represents that: (i) it has no impediment to enter into the transaction contemplated in this Agreement; (ii) it is not excluded, debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs; and (iii) no individual involved in the Study has been debarred under Subsection (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act (21 U.S.C. 335a) and no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) is involved in the Study or any other activity with respect to a Compound; 13.3.4 Each Party represents and warrants that except as disclosed to the other in writing prior to the commencement of this Agreement: (i) it does not have any interest which directly or indirectly conflicts with its proper and ethical performance of this Agreement; (ii) it shall maintain arm's length relations with all Third Parties with which it deals for or on behalf of the other in performance of this Agreement; and (iii) it has provided complete and accurate information to the other Party in the course of negotiating this Agreement, including disclosure of any officers, employees, owners or persons directly or indirectly retained by such Party, if any, in relation to the performance of this Agreement who are Government Officials or relatives of Government Officials. Each Party shall make all further disclosures as necessary to the other Party to ensure the information provided remains complete and accurate throughout the term of this Agreement. Subject to CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 25 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential the foregoing, each Party agrees that it shall not hire or retain any Government Official to assist in its performance of this Agreement, with the sole exception of conduct of or participation in clinical trials under this Agreement, provided that such hiring or retention shall be subject to the completion by the hiring or retaining Party of a satisfactory anti-corruption and bribery (e.g., FCPA) due diligence review of such Government Official. Each Party further covenants that any future information and documentation submitted to the other Party as part of further due diligence or a certification shall be complete and accurate. 13.3.5 Each Party shall have the right during the term of this Agreement, and for a period of [***] following termination of this Agreement, to conduct an investigation and audit of the other Party's activities, books and records, to the extent they relate to that other Party's performance under this Agreement, to verify compliance with the terms of this Section 13.3. Such other Party shall cooperate fully with such investigation or audit, the scope, method, nature and duration of which shall be at the sole reasonable discretion of the Party requesting such audit. 13.3.6 Each Party shall ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and that each document upon which entries in such books and records are based is complete and accurate in all material respects. Each Party further represents, warrants and covenants that all books, records, invoices and other documents relating to payments and expenses under this Agreement are and shall be complete and accurate and reflect in reasonable detail the character and amount of transactions and expenditures. Each Party must maintain a system of internal accounting controls reasonably designed to ensure that no off-the-books or similar funds or accounts will be maintained or used in connection with this Agreement. 13.3.7 Each Party agrees that in the event that the other Party believes in good faith that there has been a possible violation of any provision of Section 13.3, such other Party may make full disclosure of such belief and related information needed to support such belief at any time and for any reason to any competent government bodies and its agencies, and to whoever such Party determines in good faith has a legitimate need to know. 13.3.8 Each Party agrees to ensure that all employees performing its obligations under this Agreement are provided ethics and compliance training in accordance with such Party's corporate policies and procedures. Section 13.4. Compliance. 13.4.1 Compliance with Party Specific Regulations. The Parties agree to cooperate with each other as may reasonably be required to ensure that each is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in material breach of any Party Specific Regulation CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 26 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential applicable to it. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate. 13.4.2 Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, to operate in a manner consistent with its usual Compliance related processes. "Internal Compliance Codes" shall mean a Party's internal policies and procedures intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, and such Party's internal ethical, medical and similar standard. "Party Specific Regulations" shall mean all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party's activities contemplated by this Agreements. Section 13.5. NO OTHER REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, LILLY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE LILLY COMPOUND, AND SPONSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SPONSOR COMPOUND. ARTICLE 14. INSURANCE; INDEMNIFICATION; LIMITATION OF LIABILITY. Section 14.1. Insurance. Each Party warrants that it maintains a policy or program of insurance or self-insurance at levels sufficient to support the indemnification obligations assumed herein with carriers rated A-VII or better with A. M. Best or like rating agencies. Upon request, a Party shall provide evidence of such insurance. At a minimum each party will procure and maintain or at its option, satisfy, in whole or in part through its self- insurance program: 14.1.1 Workers' Compensation accordance with applicable statutory requirements and will provide a waiver of subrogation in favor of the other party; 14.1.2 Employer's Liability with a limit of liability in an amount of not less than [***]; 14.1.3 Commercial General Liability for premises/ongoing operations in an amount not less than [***]; Section 14.2. Indemnification. 14.2.1 Indemnification by Sponsor. Sponsor agrees to defend, indemnify and hold harmless Lilly, its Affiliates, and its and their employees, directors, CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 27 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential subcontractors and agents from and against any loss, damage, reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with any claim, proceeding, or investigation by a Third Party arising out of this Agreement or the Study (a "Liability"), except to the extent that such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Lilly (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Lilly of any of its representations and warranties or any other covenants or obligations of Lilly under this Agreement; or (iii) a breach of Applicable Law by Lilly; or (B) is determined to be attributable to the Lilly Compound. 14.2.2 Indemnification by Lilly. Lilly agrees to defend, indemnify and hold harmless Sponsor, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability except to the extent that such Liability (A) was directly caused by (i) negligence or willful misconduct on the part of Sponsor (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); (ii) a breach on the part of Sponsor of any of its representations and warranties or any other covenants or obligations of Sponsor under this Agreement; or (iii) a breach of Applicable Law by Sponsor; or (B) is determined to be attributable to the Sponsor Compound. 14.2.3 Procedure. The obligations of Lilly and Sponsor under this Section 14.2 are conditioned upon the delivery of written notice to Lilly or Sponsor, as the case might be, of any potential Liability within a reasonable time after a Party becomes aware of such potential Liability. A Party will have the right to assume the defense of any suit or claim related to the Liability (using counsel reasonably satisfactory to the other Party) if it has assumed responsibility for the suit or claim in writing. The other Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense (the "Defending Party") shall keep the other Party (the "Other Party") advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the Other Party with respect thereto. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Other Party, which shall not be unreasonably withheld. The Defending Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Other Party from all liability with respect thereto or that imposes any liability or obligation on the Other Party without the prior written consent of the Other Party. Section 14.3. Study Subjects. Sponsor shall not offer compensation on behalf of Lilly to any Study subject or bind Lilly to any indemnification obligations in favor of any Study subject. Likewise, Lilly shall not offer compensation on behalf of Sponsor to any Study subject or bind Sponsor to any indemnification obligations in favor of any Study subject. Section 14.4. LIMITATION OF LIABILITY. OTHER THAN WITH RESPECT TO DAMAGES ARISING OUT OF OR RELATED TO A PARTY'S BREACH OF ITS CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 28 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential OBLIGATIONS UNDER THIS AGREEMENT TO USE, DISCLOSE, LICENSE, ASSIGN OR OTHERWISE TRANSFER SAMPLE TESTING RESULTS, CLINICAL DATA, CONFIDENTIAL INFORMATION AND JOINTLY-OWNED INVENTIONS ONLY FOR THE PERMITTED USE, IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (x) THE MANUFACTURE OR USE OF ANY COMPOUND SUPPLIED HEREUNDER OR (y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER. ARTICLE 15. MISCELLANEOUS Section 15.1. Use of Name. Except as expressly provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement. Section 15.2. Force Majeure. If in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party's reasonable control (e.g., war, riots, fire, strike, governmental laws), such Party shall be excused from performance to the extent that it is necessarily prevented, hindered or delayed ("Force Majeure"). The non- performing Party will notify the other Party of such Force Majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non- performing Party will use commercially reasonable efforts to remedy its inability to perform. Section 15.3. Entire Agreement; Modification. The Parties agree to the full and complete performance of the mutual covenants contained in this Agreement. This Agreement, together with the Related Agreements, constitutes the sole, full and complete agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and signed by the Parties hereto. In the event of a conflict between this Agreement, the Pharmacovigilance Agreement or the exhibits and appendices attached hereto, the Pharmacovigilance Agreement shall control with respect to pharmacovigilance matters. For avoidance of doubt, the Quality Agreement shall control in the event of a conflict between this Agreement and the Quality Agreement with respect to quality matters. CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 29 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential Section 15.4. Assignment and Sub-Contracting. Neither Party shall assign or transfer this Agreement without the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the other Party; provided, however, that either Party may assign all or any part of this Agreement to one or more of its Affiliates without the other Party's consent, and any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement and such Party shall be jointly and severally liable for such Affiliate’s compliance with the terms of this Agreement and Related Agreements. Section 15.5. Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. In lieu of the illegal, invalid or unenforceable provision, the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement. Section 15.6. No Additional Obligations. Sponsor and Lilly have no obligation to renew this Agreement or apply this Agreement to any clinical trial other than the Study. Neither Party is under any obligation to enter into another type of agreement at this time or in the future. Section 15.7. Dispute Resolution and Jurisdiction. 15.7.1 The Parties shall attempt in good faith to settle all disputes arising out of or in connection with this Agreement in an amicable manner through the Project Managers. Any claim, dispute or controversy arising out of or relating to this Agreement, including the breach, termination or validity hereof or thereof (each, a "Dispute"), shall be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles. 15.7.2 Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties. Section 15.8. Notices. All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, sent by facsimile or email, as applicable, (and promptly confirmed by personal delivery or overnight courier), or sent by internationally recognized overnight courier addressed as follows: If to Lilly, to: Eli Lilly & Company Lilly Corporate Center 893S. Delaware Indianapolis, IN, USA 46285 Attention: VP of Oncology Late Phase Development Facsimile No: (317) 277-3652 CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 30 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential With a copy to: Eli Lilly & Company Lilly Corporate Center 893S. Delaware Indianapolis, IN, USA 46285 Attention: General Counsel Facsimile No: (317) 433-3000 If to Sponsor, to: Pieris Pharmaceuticals, Inc. 255 State Street, 9th floor Boston, MA 02109 Attention: SVP, Head of Clinical Development [***] With a copy to: Pieris Pharmaceuticals, Inc. 255 State Street, 9th floor Boston, MA 02109 Attention: General Counsel [***] Section 15.9. Relationship of the Parties. The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party. Section 15.10. Counterparts and Due Execution. This Agreement, any amendment and Related Agreements may be executed in two (2) or more counterparts (including by way of facsimile or electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, facsimile signatures and signatures transmitted via PDF shall be treated as original signatures. Section 15.11. Condition Precedent. This Agreement will enter into force as of the Effective Date, but will remain conditional upon the parties negotiating and delivering the Related Agreements, signed by all required authorized quality officers and representatives of both parties. Section 15.12. Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, and the word "or" is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 31 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein shall be deemed to be followed by the phrase "without limitation" or like expression. The term "will" as used herein means shall. References to "Article," "Section" or "Appendix" are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this "Agreement" shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto. [Remainder of page intentionally left blank.] CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 32 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Confidential IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date. "SPONSOR" PIERIS PHARMACEUTICALS, INC. By: /s/ Stephen Yoder Name: Stephen Yoder Title: President & CEO "LILLY" ELI LILLY AND COMPANY By: /s/ Maura Dickler Maura Dickler Vice President Oncology Late Phase Development ELI LILLY AND COMPANY By: /s/ Michael Franklin Michael Franklin Senior Advisor Commercial Product Delivery CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 33 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Appendix A [***, 23 pages] CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 34 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Appendix B [***, 1 page] CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’S ramucirumab Page 35 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Appendix C [***, 1 page] CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’S ramucirumab Page 36 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’S ramucirumab Page 37 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

Appendix D [***, 3 pages] CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’S ramucirumab Page 38 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.

CONFIDENTIAL Pieris Study PRS‐343‐PCS_09_20 and Lilly’ I4T-NS-I025 Page 39 [***] = Certain confidential information contained in this document, marked by brackets, has been omitted because the information (I) is not material and (II) would be competitively harmful if publicly disclosed.